Exhibit 10.19

CONFIDENTIAL TREATMENT

MANUFACTURING AND PURCHASE AGREEMENT

This Manufacturing and Purchase Agreement (the “Agreement”) is made as of this 5th day of Sept. 2003 (the “Effective Date”), by and between Flash Electronics, Inc., a California corporation (hereafter the “Seller”) located at 4050 Starboard drive, Fremont, CA 94538, and 3PARdata, Inc (hereafter the “Buyer”) located at 4209 Technology Drive, Fremont, CA 94538.

In consideration of the mutual covenants and representations herein set forth, the Seller and the Buyer agree as follows:

1.	AGREEMENT TO MANUFACTURE

During the term of this Agreement and subject to the terms and conditions herein, the Seller will provide custom manufacturing services to the Buyer. These services include, but are not limited to, subassemblies and components, material management, assembly of printed circuit boards (the “Products”), final electronic equipment testing, troubleshooting, and rework for the Products. Buyer sells Products on a worldwide basis.

2.	PURCHASE OF PRODUCTS

2.1 Buyer’s Responsibility: The Buyer agrees to be liable or the costs of the materials and agreed upon materials mark-up [***] associated with materials purchases agreed in this purchase agreement. Details of the amount of inventory may be defined on the purchase order or other written agreement by both parties.

2.2 Seller’s Responsibility. The Seller agrees to purchase materials based on Buyer’s policy and instruction, using approved vendors at the most favorable prices available. The Seller further agrees to purchase materials in a reasonable quantity to protect lead-time requirements and volume discounts if available and necessary.

3.	TERM AND TERMINATION.

The term of this Agreement shall commence upon the Effective Date and continue for 12 full calendar months. Thereafter, the Agreement shall automatically renew for successive 12-month periods unless either party gives 90 days’ written notice prior to the anniversary date of its intent to terminate the Agreement. This Agreement may be amended from time to time by written agreement signed by both parties. Notwithstanding the foregoing and subject to the terms and conditions herein, this Agreement may be terminated (i) by either Buyer or Seller for any reason on 90 days prior written notice to the other party; or (ii) upon written notice to the other party at any time any one of the following events occur (a) the other files a voluntary petition in bankruptcy; (b) the other is adjudicated bankrupt; (c) the other makes an assignment for the benefit of its creditors; (d) a court assumes jurisdiction of the assets of the other under any bankruptcy or reorganization act; (e) a trustee or receiver is appointed by a court for all or a substantial portion of the assets of the other; (f) there is a substantial change in the financial

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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conditions of the other; or (g) the other party is unable to pay its material debts as they become due. In addition, either party shall have the right to terminate this Agreement for breach by the other in the performance of any material obligation of this Agreement, where such breach continues for a period of thirty (30) days after written notice thereof to the other. Both parties’ financial obligations shall survive any termination of this Agreement and Seller shall return to Buyer, at Buyer’s expense, all tooling, equipment, components, drawings, specifications, documentations and supplies that are owned by Buyer.

4.	TERMS OF SALE.

4.1 Orders. For each Product to be manufactured, Buyer and Seller will mutually agree upon a manufacturing lead time, which will be the number of days it will take, on average, to receive and kit all components, assemble, test and ship the Product. Commencing on the Effective Date, Buyer shall place, and Seller shall fulfill, firm monthly orders [***] for any of the Products, as amended by Buyer from time to time in accordance with this Section 4. Buyer shall use all reasonable efforts to provide Seller with six months’ prior written notice of the discontinuance of any Product. Concurrently, Buyer shall also deliver to Seller a non-binding (as set forth below), rolling forecast of its anticipated demand for Products [***]. Buyer’s rolling firm purchase orders and [***] forecast will be required to secure a sufficient quantity of long lead-time components.

4.1.1 Buyer will be liable to Seller for Seller’s restocking charges, transportation charges and other direct charges incurred by Seller, in respect of materials ordered by Seller based on Buyer’s firm orders and not previously delivered to Buyer (“excess components”), on Buyer’s cancellation of purchase orders hereunder or Buyer’s termination of this Agreement (unless Buyer terminates for cause); provided (i) the excess components are in the same condition as when originally purchased by Seller and (ii) that Buyer may, at its option, take delivery of any excess components resulting from such a cancellation or termination. If Buyer decides not to take delivery of excess components, the Seller will make best efforts to sell the excess components in the open market and charge the Buyer for the variance between the original cost and [***] of the agreed upon materials mark-up of the part and the price for the part received in the open market, provided, however, that if the variance is more than [***], Buyer’s consent shall be required before Seller may sell any such excess component on the open market. If Seller is unable to sell the excess components in the open market within 30 days or Buyer does not give its consent as required by the previous sentence, and provided the excess components are in the same condition as when originally purchased by Seller, Seller will (i) receive payment from Buyer for the original cost of the part plus [***] the agreed upon materials mark-up and (ii) transfer title and deliver the excess components to Buyer, FOB Seller’s facility. Buyer will also be liable to Seller for long lead-time components which are non-cancelable and non-returnable (“NCNR”), as well as any MOQ (Minimum Order Quantity) and MPQ (Minimum Package Quantity) which have been listed on costed BOM’s provided with quote and purchased by Seller (with Buyer’s prior written approval) to cover Buyer’s firm purchase orders hereunder. Seller and Buyer will agree to a list

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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of NCNR items that will be updated by mutual agreement quarterly during the calendar year.

4.1.2 Seller will obtain Buyer’s prior written approval to purchase any components with lead-times in excess of Buyer’s 3 months purchase orders. Once Seller has obtained Buyer’s approval, Buyer will be liable for these components in accordance with this Section 2.1.

4.2 Precedence. On any conflict between the term of this Agreement and the terms in any exhibit or purchase order, the order of precedence as to the controlling terms shall be as follows:

i.	The terms on the face page of Buyer’s purchase order as accepted by Seller;
ii.	The terms of this Agreement; and
iii.	The terms of any exhibits to this Agreement.

4.3 Increase, Rescheduling and Cancellation.

4.3.1 Buyer may increase, decrease or reschedule the quantity of Products specified in a purchase order by delivering to Seller, by mail or facsimile, a written change order in accordance herewith (each, a “Change Order”); provided that no Change Order shall be effective until acknowledged and accepted in writing by Seller but further provided that, if Seller fails to acknowledge or reject a Change Order within ten (10 calendar days after Seller actually received said notice, such Change Order will be deemed accepted.

4.3.2 The schedule of each purchase order can be extended only twice, and the push out time cannot exceed 60 days from the original or once extended commit date. Buyer may only submit a Change Order in accordance with the following parameters unless otherwise agreed in writing by both parties;

Number of Calendar Days’ Advance Notice.	Percentage of Scheduled Shipment that may be Rescheduled (OR Increased or decreased)

0-30 days	[***]
31-60 days	[***]
61-90 days	[***]
91 or more days	[***]

4.3.3 The rescheduling or cancellation of any of Buyer’s purchase orders hereunder shall not affect any installments, or portions thereof, which have already been shipped by Seller.

4.3.4 If Buyer requests that any shipments be rescheduled for more than 60 days at any one time, Buyer shall take ownership of excess material by issuing a purchase order. Buyer has the option to request Seller to (i) hold the excess material [***] or (ii) accept shipment of excess material and pay purchase order.

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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4.3.5 Buyer may cancel a Purchase Order hereunder in accordance with the foregoing parameters on written notice to Seller; provided that, unless otherwise agreed in writing, Buyer’s cancellation of any purchase order, or any portion thereof, shall be subject to Section 4.1.1 above.

5.	STATEMENT OF WORK.

5.1 Manufacturing Standards. The Buyer shall provide the Seller with specifications for the Products (the “Specifications”) The Seller shall maintain a database to ensure that all the Buyers and components hereunder comply with AML; provided that the Seller shall not be bound by any changes in the AML unless provided by the Buyer in writing. The Seller shall manufacture and assemble each Product at its designated facility in compliance with the Seller’s workmanship standards and Buyer’s specifications. The Seller shall use reasonable efforts to maintain the highest level of workmanship and shall conform to IPC 610 Class II (Commercial Standard) unless otherwise stated and agreed to in writing.

In any event, if the Specifications described in Section 5.1 above and Seller’s workmanship conflict, the Seller shall notify Buyer in writing and, unless otherwise agreed, the Specifications shall take precedence. The Buyer may change its manufacturing processes upon the Seller’s prior written approval, which shall not be unreasonably refused. The Buyer may further request the Seller to repurchase specific material or parts for the manufacture or assembly of the Products.

Buyer shall provide support in the manufacturing process, including test procedure, troubleshooting guideline and on site training, as agreed in writing between Seller and Buyer. Boards that fail the testing should go through the trouble shooting process. Boards that fail again after trouble shooting will be reviewed with Buyer at a regular bi-monthly meeting. Buyer and Seller will agree on disposition of defective boards within 30 days. If it is determined that the failure is attributed to a design issue (and cannot be repaired within a reasonable period of time), Buyer will take ownership of the board within 60 days.

Neither party is granted any right or interest to the trademarks, mark or trade name (collectively, “Marks”) of the other party and neither party may use the other’s Marks without such other party’s prior written consent. Notwithstanding the foregoing, Seller may use Buyer’s Marks solely in the course of assembling the Products in the packaging provided by Buyer as set forth herein and in the Specifications. Seller shall not remove any of Buyer’s Marks from any Product or packaging therefore.

5.2 Seller Changes. Seller shall not make or incorporate any changes in the Specifications without Buyer’s prior written approval, which approval shall not be unreasonably withheld.

5.3 Buyer Changes. Subject to this Section 5.3, Buyer may make engineering change orders (ECOs) to the Products from time to time during the term hereof by written notification to Seller, describing the details of those engineering changes. Drawings, designs and/or

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specifications required therefore shall also be supplied by Buyer. In accordance with Section 4.1 above, Buyer shall be liable for any and all NCNR items and all materials and products purchased by Seller in response to Buyer’s firm orders rendered obsolete by such changes. Subject to Section 7, Buyer may propose an increase or decrease in the unit price of any Products and any changes in the applicable manufacturing schedule or process subject to Section 4.3.2 above, provided that Buyer allows [***] Seller to provide feedback on proposed changes. The parties shall make all good faith efforts to agree upon any changes in price, schedule or process [***]. If work-in-process is changed per Buyer’s engineering changes, Seller may ship said products and bill Buyer [***] for the labor and material costs caused by such changes. In addition, a processing fee of [***] shall be charged to the Buyer when the number of ECOs processed exceeds [***].

6.	TOOLING TEST FIXTURES, AND FACILITIES REQUIREMENTS.

Seller shall itemize for Buyer all of the process tooling, assembly tools and test fixtures necessary or appropriate for Seller to manufacture the Products hereunder (the “NRE Items”). Buyer shall issue a purchase order to Seller for all NRE Items prior to Seller’s purchase thereof provided that Buyer’s obligation to remit firm monthly purchase orders during the term hereof under Section 4.1 above shall be modified to take account of the lead time to purchase and install all NRE Items. If Buyer fails to issue a purchase order for the NRE Items in a timely manner, thereby delaying production, the Product delivery dates set forth on any pending purchase orders shall be appropriately adjusted.

At Buyer’s option, Buyer may ship to Seller on a consignment basis for Seller’s use during the term hereof Buyer-approved tooling and test fixtures which constitute all or a portion of the NRE Items, subject to each party’s execution of a consignment agreement. Upon termination of this Agreement, Seller shall ship to Buyer F.O.B. Seller’s manufacturing facility, at Buyer’s expense, all NRE Items paid for by Buyer and consigned to Seller hereunder. Notwithstanding the foregoing, process tooling, assembly tools and test fixtures and all intellectual property rights herein and thereto which are developed solely at Seller’s expense (and without use of or reference to any of Buyer’s confidential and/or proprietary information or Buyer’s instructions or intellectual property rights) in connection with Seller’s performance of this Agreement shall be the property of the Seller. All intellectual property produced, improved, or developed by Buyer in connection with the design, manufacture or assembly of the Products shall be owned exclusively by Buyer. Ownership of any intellectual property developed by Seller shall vest with Buyer, if so developed at Buyer’s expense or based on Buyer’s confidential and/or proprietary information or Buyer’s instruction or intellectual property rights.

Buyer and Seller will come to an agreement on the costs of initial set up of any special facilities (for example, power requirements other than standard 11OV, special dedicated structures, etc) needed to support the manufacturing of the Buyer’s Product at the Seller’s plant.

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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7.	PURCHASE PRICE, PAYMENT TERMS AND SALES AND USE TAX.

7.1 Purchase Price. The pricing for all Products shall be established by Seller’s quotation; provided that the default standard is PC 610 Class II (Commercial Standard). Subject to the foregoing, Product pricing shall be detailed in the individual purchase orders submitted by Buyer hereunder. If, during the term of this Agreement, changed prices are put into effect as mutually agreed, such prices shall apply only to purchase orders issued by Buyer after that effective date. Product price increases will be limited to once per quarter at the beginning of each quarter and Product pricing generally shall be subject to the following:

7.1.1. Standard costs shall be reviewed quarterly by the parties.

7.1.2 Quarterly cost reductions shall take effect in the new quarter, subject to the consumption of higher-priced material either in stock, or with purchase orders.

7.1.3 Single component cost reductions shall take effect in the next following new quarter.

7.1.4 Due to component market conditions (lead-times and allocations), certain materials and components must be purchased at higher than standard costs. Seller shall obtain Buyer’s prior written approval before incurring these higher costs. Subject to the foregoing, Seller shall invoice Buyer for such increased costs.

7.1.5 Seller will invoice purchase price variance (PPV) on a monthly basis, based on Seller’s receiving report.

7.1.6 Purchases with a PPV of [***] per line item will require Buyer’s prior written consent.

7.2 Payment Terms. The purchase price for the Products and all other related charges contemplated hereunder shall be due and payable net 30 days after the date of Seller’s invoice, which invoice shall not be dated prior to Product delivery. The Seller may charge a finance charge equal to the lesser of [***] per month or the highest rate permitted by law to invoices unpaid after 45 days.

7.3 Sales and Use Tax. Buyer shall pay all applicable sales or use taxes, or provide Seller with a resale tax certificate to support any exemption. If the Products are to be exported after delivery to Buyer, Buyer shall arrange for payment by its customer(s) or end-user(s) of all applicable import duties at the destination country.

8.	PACKAGING, SHIPPING AND DELIVERY.

8.1 Packaging. All Products shall be packaged for shipment so as to protect the Products from loss or damage in conformance with good commercial practice, the Specifications, government regulations and other applicable standards. Any special packaging requirements shall be quoted

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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by the Seller and shall be implemented on Buyer’s written approval thereof.

8.2 Shipping. All shipments of Products hereunder shall be F.O.B. Seller’s manufacturing facility. Subject to the foregoing, Seller shall deliver Products within 20 miles of such facility via Seller’s vehicle at no additional charge; provided that Seller shall be responsible for and shall bear all insurance and freight charges in connection therewith. Except as provided in this Section 8.2 for local shipments, title to Products and risk of loss, damage or destruction shall pass from the Seller to Buyer upon delivery or transfer to the carrier selected by Seller; provided that Seller will reasonably attempt to select the least expensive carrier and seek Buyer’s approval, which may not be unreasonably withheld. Any loss, injury or destruction of Products hereunder shall not release Buyer from any other obligation under this Agreement.

9.	INSPECTION, ACCEPTANCE AND REJECTION.

9.1 See new Section 17 below.

9.2 All Products shall be subject to inspection and acceptance by Buyer at its expense within ten (10) business days after Buyer receives such Products from Seller. The Buyer shall inspect the delivered Products and notify Seller of its acceptance or rejection of the Products in writing within ten (10) business days. If the Buyer fails to inspect and accept the Products within the time frame as set forth in this Section 9.2, the Buyer shall waive its rights to claim the existence of any obvious defect or damage by inspection due solely to mishandling during shipping.

9.3 Rejection. Buyer shall give Seller written notice of any rejection based upon the physical condition of the Products actually received as set forth in Section 9.2. Upon any failure of any of the Products to meet the Specifications, the Seller shall, at its expense, retrieve the nonconforming Products and either repair or replace of the defective products so that the Products meet the Specifications. Seller shall deliver the Product to Buyers facility, at its expense, and these acceptance and rejection provisions shall be reapplied.

10.	WARRANTIES, REMEDIES AND LIMITATION OF LIABILITY.

10.1 Warranty. For a period of 12 months (or such longer period if so warranted by Seller’s suppliers) from the date of delivery of any Product to Buyer (the “Warranty Period”), Seller warrants that such Product shall (i) be free from defects in materials and workmanship, (ii) have been manufactured and assembled in accordance with Section 5 above, (iii) be free from all liens and encumbrances and (iii) conform to its respective Specifications and purchase order. [Material warranty may not permit the pass through to 3PAR. 3PAR looks to Flash to resolve material deficiencies – Flash has the direct contractual relationship with the supplier.]

On a breach by Seller of any of the foregoing warranties, and subject to any indemnification set forth below, Seller’s sole liability and Buyer’s exclusive remedy therefor shall be as follows: (i) Buyer shall return the affected Product(s) to Seller, at Seller’s expense, in accordance with the Return Materials Authorization (“RMA”). Seller shall, at its sole discretion and at its expense,

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as quickly as possible, repair or replace any defective Products returned by Buyer during the Warranty Period and shall ship the repaired or replacement Products to Buyer, at Seller’s expense. . The unexpired warranty period, plus any time that the Product was in Seller’s possession for repair or replacement, shall apply to the returned Product. If there is no defect found on the product returned, Seller should charge Buyer a reasonable fee to cover the labor and based on an agreed upon labor rate.

10.2 Limitation of Warranty. EXCEPT AS EXPRESSLY STATED IN SECTION 10.1, SELLER HEREBY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTIES, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. SELLER SHALL NOT BE RESPONSIBLE FOR ANY DEFECT CAUSED BY PRODUCT MISUSE.

10.3 Limitation of Liability. EXCLUDING CLAIMS OR DAMAGES ARISING OUT OF ONE PARTY’S MISAPPOPRIATION OF THE OTHER PARTY’S INTELLECTUAL PROPERTY OR CONFIDENTIAL INFORMATION OR SUBJECT TO INDEMNICATION UNDER SECTION 11 BELOW, UNDER NO CIRCUMSTANCE SHALL EITHER PARTY BE LIABLE TO THE OTHER, OR TO ANY OTHER PERSON, FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES BASED UPON BREACH OF WARRANTY, BREACH OF CONTRACT, TORT, STATUTORY CLAIM OR ANY OTHER LEGAL THEORY PERTAINING TO ITS PERFORMANCE UNDER THIS AGREEMENT.

11.	INDEMNIFICATION.

11.1 Seller Indemnification. Seller represents and warrants that to the best of its knowledge and belief the manufacturing processes employed in the manufacture of the Products do not infringe on any patent, trademark, trade secret, copyright or other intellectual property or proprietary right and that Seller is unaware of any claim or infringement, either threatened or pending. Seller shall indemnify, defend and hold Buyer harmless from and against any claim for such alleged infringement. If any such process is found to so infringe, Seller shall, at its option and sole expense, either make such process non-infringing or procure the rights to continue to use such infringing process; provided that, if Seller is unable to do either of the foregoing, either party may terminate this Agreement without any further obligation or liability to the other party. The foregoing remedies are the sole and exclusive remedies of the Buyer in the event of an infringement. Section 10.3 above shall apply with respect to any claim of patent, trademark or copyright infringement made solely with respect to the incorporation of specific components into the Products at the express direction of Buyer, including such incorporations made in express compliance with the Specifications.

Excluding claims to the extent covered by Section 11.1 above or Section 11.2 below, Seller shall indemnify, defend and hold Buyer harmless from and against any personal injury claims, damages, claims, actions and liability suffered or incurred by Buyer (including attorney’s fees) resulting from Seller’s negligence, failure to manufacture Products in conformance with Specifications or default of this Agreement.

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11.2 Buyer Indemnification. Buyer represents and warrants that to the best of its knowledge and belief it owns, or has the legal right to use, the designs and specifications needed to manufacture the Products, that to the best of its knowledge and belief the designs and specifications do not infringe on any patent, trademark, trade secret, copyright or other proprietary right, and that Buyer is unaware of any claim of infringement, either threatened or pending. Excluding claims to the extent covered by Sections 11.1 above, Buyer shall defend, indemnify and hold Seller harmless from and against any claims or liabilities for, or by reason of, any alleged infringement of any patent, trademark, trade secret, copyright or other proprietary right caused by Seller’s use and reliance upon any Product Specification in manufacturing the Product, or arising out of the Products being incorporated by Buyer into another Product or system which infringe upon any patent, trademark, trade secret, copyright or other proprietary right. The foregoing remedies are the sole and exclusive remedies of Seller in the event of an infringement or similar claim hereunder.

Buyer shall indemnify, defend and hold Seller harmless from and against any and all claims, damages and liability suffered by Seller resulting from personal injury and/or property damage to third parties, including without limitation Seller’s employees, due to defects in the design of any Product or the Specification or in any specific component incorporated into a Product at the express direction of the Buyer (including any such incorporated made in express compliance with specific Product Specifications.)

Buyer further agrees to indemnify, defend and hold Seller harmless from any claims, demands, causes of action, liabilities or damages, including attorneys’ fees, arising from or relating to any claim that products manufactured by Seller herein, including any mark, symbol, feature or part thereon, infringe any trademark right.

11.3 Condition to Indemnification. The foregoing indemnities are conditioned on (i) the indemnified party’s prompt written notice of any claim or proceeding subject to indemnity; (ii) the indemnifying party’s control of the defense and settlement of any claim hereunder and (iii) all reasonable cooperation and assistance by the indemnified party in the defense and settlement of such claim at the expense of the indemnifying party. The indemnifying party shall not be responsible for any costs incurred or compromise made by the indemnified party without the indemnifying party’s prior written consent.

12.	INSURANCE.

Each party shall have and maintain, during the term hereof and for three (3) years thereafter, product liability insurance with [***] policy limits and automobile liability insurance with policy limits and coverage reasonably adequate to cover all perils customarily protected against in performing its obligations hereunder. Each party shall provide the other party with a certificate of insurance on request.

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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13.	CONFIDENTIALITY.

It is understood and agreed that the terms of this Agreement are confidential, and no news release, advertisement or public announcement, or denial or confirmation of the same, concerning any part of the subject matter of this Agreement shall be made by either party hereto without the prior written consent of the other party in each instance except to the extent that such disclosure is needed in any action or proceedings enforce or interpret the Agreement or its terms or provisions. Further, the parties hereto acknowledge that, during the term hereof, they may become aware of confidential, secret or proprietary information pertaining to the other party and its operations (including, without limitation, information with respect to bidding, pricing, suppliers and customers or lists thereof, research, development and engineering, and internal operations, inventory control, data processing, technical data, trade secrets, and other procedures and systems) (“Confidential Information”) and that disclosure of such information would materially and adversely affect the affected party. Each party hereto agrees to maintain such Confidential Information and not to disclose any such Confidential Information to any person, firm or other entity, or to utilize the same in any manner or form, except as may be expressly required by the terms and conditions of this Agreement. The foregoing obligations of confidentiality shall not apply to any Confidential Information that the receiving party can show is or was: (i) Already known to the receiving at the time of disclosure without obligation of confidentiality; (ii) Independently developed by the receiving party without use of or access to the Confidential Information; (iii) Approved for disclosure by the disclosing party beforehand and in writing; (iv) Publicly known without breach of this Agreement; (v) Lawfully received by receiving party from a third party without obligation of confidentiality; (vi) Required to be disclosed by applicable law or order of a court, tribunal or other governmental agency; provided, however, that the receiving party shall promptly notify the disclosing party in writing of such requirement, and shall cooperate with the disclosing party to minimize the scope of any such disclosure, and in the obtaining of a confidentiality, protective or similar order. Notwithstanding anything to the contrary, the confidentiality provisions set forth in this Section 13 shall survive any termination of this Agreement.

14.	ASSIGNMENT.

Either party may freely assign this Agreement without the prior consent of the other party in connection with a transfer of all or substantially all of its business or assets, whether by corporate reorganization, acquisition, sale of assets or merger. Subject to the foregoing, neither party may assign this Agreement in whole or in part without the prior written consent of the other party, which will not be unreasonably withheld.

15.	MISCELLANEOUS.

15.1 Entire Agreement; Amendment; Severability; and Waiver. This Agreement represents the entire agreement between the parties concerning the subject matter hereof, and may not be modified except in writing signed by both parties. This Agreement supersedes all proposals or quotations, oral or written, and all negotiations, conversations, or discussions between or among

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the parties relating to the subject matter of this Agreement. Any waiver of any provision of this Agreement must be in writing and signed by the party alleged to have waived such provision, and any single waiver shall not operate to waive subsequent or other defaults. The unenforceability of any provision of this Agreement shall not affect the remaining provisions or any portions thereof.

15.2 Notice. Notices or other communications under this Agreement shall be in writing and shall be effective when delivered personally or by overnight courier, or mailed, postage prepaid, by certified or registered mail to each party at the address set forth below (or to such other address as either party may from time to time provide the other):

Flash Electronics, Inc.:	Buyer:
4050 Starboard Drive	3PARdata, Inc
Fremont, CA 94538-6402	(address as above)
Attn:	Attn: Paul Harvey

15.3 Force Majeure. Nonperformance under this Agreement will be excused, and neither party will bear any resulting liability to the other, to the extent that such performance is rendered commercially impracticable or delayed by an act of God or any other cause beyond the reasonable control of the non-performing party. If any force majeure event affecting Buyer or Seller continues for a period exceeding one (1) month without a prospect of a cure of such event, the other side shall have the option, in its sole discretion, to terminate this Agreement, upon 14 days notice. Such termination shall take effect immediately upon the written notice from the other party to the party affected by the force majeure event.

15.4 Relationship of Parties. The parties are and shall be independent contractors to one another, and nothing herein shall be deemed to cause this Agreement to create an agency, partnership, joint venture or any other relationship between the parties.

15.5 Third Party Beneficiary. This Agreement is intended for the benefit of the parties and their respective permitted assigns and no other persons shall be entitled to rely upon this Agreement or be entitled to any benefits hereunder.

15.6 Governing Law; Dispute Resolution. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of California, excluding that body of laws known as conflict of laws. All disputes between the parties arising out of or relating to this Agreement (other than actions seeking only equitable remedies) shall be settled by binding arbitration in Alameda County or Santa Clara County, California pursuant to the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator may award any legal or equitable remedy and may, in his or her own discretion, require one party to pay the costs of the arbitration as well as the arbitrator’s fees and expenses, including reasonable attorney’s fees, of the other party.

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15.7 Advertising and Publicity. No advertising, press release or other publicity by Seller or Buyer shall display or contain any trademarks or references to the other party or its customers without such other party’s prior written consent.

15.8 Checks marked “Payment in Full”. Conditioned upon Seller’s continued performance of all its obligations hereunder, Seller may accept and deposit any checks marked “Payment in Full” or words to the like effect without waiving its right to payment in full hereunder UNLESS BUYER SHALL GIVE WRITTEN NOTICE TO SELLER, SPECIFYING THE AMOUNT IN DISPUTE AND THE BASIS THEREFOR AND STATING THAT THE CHECK IS BEING TENDERED AS FULL PAYMENTSe11er shall furnish Buyer with any information required during the term of this Agreement to enable Buyer to comply with the requirements of any government agency concerning the sale and use of the Products.

15.9 Attorneys’ fees and costs. If any action or proceeding is brought to enforce or interpret the terms or provisions of this Agreement, the prevailing party shall be entitled to an award of reasonable attorneys’ fees and costs.

16.	BUYER’S PROPERTY

Notwithstanding anything in this Agreement to the contrary, all Buyer’s property shall be clearly segregated and identified as the sole property of Buyer, and maybe provided to a third party by Seller only after obtaining prior written approval from Buyer. Seller shall bear all costs for damages that may occur to Buyer’s property while in Seller’s possession. Seller shall use Buyer’s property only for fulfilling the performance of this Agreement. Upon Buyer’s request, or upon the expiration or termination of this Agreement, Seller shall return all Buyers’ property to Buyer in good condition, normal wear and tear excepted.

Buyer hereby grants to Seller a non-exclusive, royalty-free, nontransferable license to use Buyer’s intellectual property embodied in any of Buyer’s property provided to Seller, for the sole purpose of: (i) manufacturing and providing Product(s) hereunder for sale to Buyer under this Agreement, and (ii) providing warranty and support services for the Product(s) to Buyer under this Agreement.

17.	QUALITY

17.1 Quality Program. In addition to Section 5, Seller shall maintain an objective quality program for all Products supplied pursuant to this Agreement. Seller shall, upon Buyer’s request, provide Buyer copies of Seller’s program and supporting test documentation. Seller shall use commercially reasonable efforts to promptly undertake, at its sole expense, all actions necessary to implement the procedures and processes to achieve the quality standards, including without limitation the processes for addressing epidemic failures. (An epidemic failure means the occurrence of failures in excess of the agreed to [AFR] allowances for Products within any three (3) month period for a period of three (3) years from the date of delivery of the products to Buyer.)

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17.2 Manufacturing Site(s). Seller shall manufacture Products only at the manufacturing sites qualified by Buyer.

17.3 Inspection. Buyer shall have the right to inspect, at Buyer’s expense, Seller’s manufacturing sites with respect to the manufacturing processes for the Products at any time during the term of this Agreement with reasonable notice. Buyer’s right to inspection shall apply as well to any supplier or authorized subcontractor of Seller. Seller shall provide, at no charge to Buyer, access to such facilities as are reasonably required by Buyer in performing any inspection.

18.	TOOLING

Notwithstanding anything in this Agreement to the contrary, all tooling produced or obtained for the Products delivered hereunder (if any) and paid for by Buyer shall become and remain the property of Buyer at the time payment in full is received for the tooling by Seller. Such tooling shall be used by Seller only for the benefit of Buyer, and shall be delivered to Buyer upon request. If Buyer requests the return of any tooling from Seller and Seller determines the return of such tooling prevents Seller from providing the Products to Buyer, then Seller shall inform Buyer in writing, and Buyer and Seller shall negotiate a mutually acceptable resolution.

Buyer, at its sole discretion, may consign to Seller, items, including, but not limited to, materials and/or equipment relating to the production and/or testing of the Products at Seller’s location. The material and/or equipment shall be utilized by Seller only for the production and/or testing of the Products. Buyer shall assist Seller in installing the materials and/or equipment and shall provide training and maintenance instructions, if requested by Seller or required by Buyer. Buyer shall be responsible for repairing, upgrading, replacing and/or maintaining the materials and/or equipment consigned to Seller. However, Seller shall provide routine maintenance.

19.	MUTUAL COOPERATION

Seller represents that it will pursue this Agreement to the best of its ability and in the best interest of Buyer, and Buyer represents that it will cooperate with Seller in reaching the objectives of this Agreement. Seller will appoint a project manager for the duration of this Agreement and will require Buyer to establish one person to coordinate all activities through. In the event that the project manager is not operating in the best interest of Buyer, then Buyer shall contact Seller to discuss Agreement-related concerns and/or complaints.

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CONFIDENTIAL TREATMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by the duly authorized representatives as of the day and year first above written.

FLASH ELECTRONICS, INC.		BUYER
3PARdata, Inc.

/s/ R. Dean		/s/ Paul Harvey
Name:	R. Dean	Name:	Paul Harvey
Title:	President FUSA	Title:	Vice President

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